UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 20, 2016

LIMBACH HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36541	46-5399422
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

31 – 35th Street, Pittsburgh, Pennsylvania 15201

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (412) 359-2100

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

Limbach Holdings, Inc. (the “Company”) is filing this Amendment No. 1 on Form 8-K/A (this “Amendment”) to amend and restate its Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on July 26, 2016 in order to include (i) financial information of Limbach Holdings LLC, a wholly owned subsidiary of the Company (“Limbach LLC”), for its fiscal quarter ended June 30, 2016 and (ii) pro forma financial information of the Company as of June 30, 2016, in accordance with the guidance set forth under Topic 12 of the Division of Corporation Finance Financial Reporting Manual so that there is no lapse in periodic reporting for the quarter ended June 30, 2016.

Unless the context otherwise requires, “we,” “us,” “our,” “Limbach” and the “Company” refer to the combined company and its subsidiaries, including Limbach Holdings and its subsidiaries. “1347 Capital” refers to the registrant prior to the Closing and “Limbach Holdings,” the “Limbach Holdings Business” or “Limbach Holdings before the Business Combination” refers to the Limbach Holdings business before it became a wholly-owned subsidiary of the Company upon the closing of the Business Combination described in Item 1.01.

Introductory Note

On July 20, 2016 (the “Closing Date”), the Company consummated the previously announced business combination (the “Business Combination”) pursuant to the Agreement and Plan of Merger, dated March 23, 2016 (as amended, the “Merger Agreement”), by and among 1347 Capital Corp. (“1347 Capital”), Limbach Holdings LLC (“Limbach Holdings”) and FdG HVAC LLC. In connection with the closing of the Business Combination (the “Closing”), the registrant changed its name from “1347 Capital Corp.” to “Limbach Holdings, Inc.”

Item 1.01 Entry into a Material Definitive Agreement.

Amended and Restated Registration Rights Agreement

In connection with the Closing, the Company entered into an amended and restated registration rights agreement, dated July 20, 2016, with the holders listed on the signature pages thereto (the “Registration Rights Agreement”). The Registration Rights Agreement is described in 1347 Capital’s definitive proxy statement/prospectus (as supplemented, the “Prospectus”) filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 16, 2016 pursuant to Rule 424(b) of the rules and regulations of the SEC under the Securities Act of 1933, as amended (the “Securities Act”), in the section entitled “Agreements Related to the Business Combination—Amended and Restated Registration Rights Agreement” beginning on page 96, which description is incorporated by reference herein. The description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement, which is included as Exhibit 10.1 to this Current Report on Form 8-K and also incorporated by reference herein.

Item 1.02 Termination of a Material Definitive Agreement.

In connection with the Closing, the Investment Management Trust Agreement, dated July 15, 2014, between 1347 Capital and Continental Stock Transfer& Trust Company was terminated.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Reference is made to the disclosure set forth in the Introductory Note and Item 1.01 above, which is incorporated by reference herein. The material terms of the Merger Agreement are described in the Prospectus under the section entitled “The Merger Agreement” beginning on page 80, which is incorporated herein by reference. In the Business Combination, a wholly-owned subsidiary of 1347 Capital merged with and into Limbach Holdings, with Limbach Holdings surviving the merger as a wholly-owned subsidiary of 1347 Capital, which changed its name to Limbach Holdings, Inc.

The Business Combination was approved by 1347 Capital’s stockholders at the special meeting in lieu of the 2016 annual meeting of stockholders held on July 19, 2016 (the “Special Meeting”). At the Special Meeting, 5,565,752 shares of common stock of 1347 Capital were voted in favor of the proposal to approve the Business Combination, and 320,601 shares of common stock were voted against that proposal.

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In connection with the Closing, 1347 Capital paid to the holders of membership interests and options to acquire membership interests of Limbach Holdings consideration comprised of (a) $33 million in cash, (b) 2,200,005 shares of Company common stock, (c) 1,000,006 warrants, each exercisable for one share of Company common stock at an exercise price of $11.50 per share, and (d) 666,670 warrants, each exercisable for one share of Company common stock at an exercise price of $12.50 per share. In addition, pursuant to the terms of the Merger Agreement, the Company issued and sold to 1347 Investors LLC (the “Sponsor”) 400,000 newly issued shares of Class A preferred stock (the “Preferred Stock”) for $10,000,000.

The Company redeemed a total of 2,800,000 shares of its common stock pursuant to the terms of the Company’s previous amended and restated certificate of incorporation, resulting in a total payment to redeeming stockholders of $28,000,000.

Upon the Closing, there were:

•	6,327,805 shares of capital stock of the Company issued and outstanding, consisting of: (i) 5,927,805 shares of common stock, par value $0.0001 per share, and (ii) 400,000 shares of Class A preferred stock, par value $0.0001 per share; and

•	warrants exercisable for 4,665,676 shares of common stock, consisting of: (i) 4,600,000 warrants, each exercisable for one-half of one share common stock at an exercise price of $5.75 per half share ($11.50 per whole share); (ii) 198,000 warrants, each exercisable for one-half of one share of common stock at an exercise price of $5.75 per half share ($11.50 per whole share); (iii) 600,000 warrants, each exercisable for one share of common stock at an exercise price of $15.00 per share; (iv) 1,000,006 warrants, each exercisable for one share of common stock at an exercise price of $11.50 per share; and (v) 666,670 warrants, each exercisable for one share of common stock at an exercise price of $12.50 per share.

Upon the Closing, the Company had total cash and cash equivalents of approximately $3.3 million, before payment of financial advisory fees and other fees and expenses associated with the Business Combination of approximately $5.3 million in the aggregate.

Prior to the Closing, the Company was a shell company with no operations, formed as a vehicle to effect a business combination with one or more operating businesses. The following information is provided about the business and securities of the post-Closing combined company reflecting the consummation of the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Company makes forward-looking statements in this Current Report on Form 8-K and the documents incorporated by reference herein. These forward-looking statements relate to outlooks or expectations for earnings, revenues, expenses or other future financial or business performance, strategies or expectations, or the impact of legal or regulatory matters on business, results of operations or financial condition. Specifically, forward-looking statements may include statements relating to:

•	the benefits of the Business Combination;

•	the future financial performance of the Company following the Business Combination;

•	changes in the markets in which the Company competes;

•	expansion plans and opportunities; and

•	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

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These forward-looking statements are based on information available to the Company as of the date of this report, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date, and the Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, the Company’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the risk that the Business Combination disrupts current plans and operations of the Company;

•	the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the business to grow and manage growth profitably;

•	costs related to the Business Combination;

•	the outcome of any legal proceedings that have been or may be instituted against the Company;

•	changes in applicable laws or regulations;

•	the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties set forth in the Prospectus in the section entitled “Risk Factors” beginning on page 26, which are incorporated herein by reference.

Business

The business of 1347 Capital prior to the Business Combination is described in the Prospectus in the section entitled “Information about 1347 Capital” beginning on page 116, which is incorporated herein by reference. The business of Limbach Holdings is described in the Prospectus in the section entitled “Information about Limbach” beginning on page 128, which is incorporated herein by reference.

Risk Factors

The risks associated with the businesses of 1347 Capital and Limbach Holdings are described in the Prospectus in the section entitled “Risk Factors” beginning on page 26, which is incorporated herein by reference.

Selected Financial Information

1347 Capital

The following table sets forth summary historical financial information derived from 1347 Capital’s unaudited and audited financial statements as of June 30, 2016, December 31, 2015 and 2014 and the related statements of operations, stockholders’ equity, and cash flows for the three and six months ended June 30, 2016 and the year ended December 31, 2015 and the period from April 15, 2014 (inception) to December 31, 2014 included in the Prospectus and in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2016 (the “2Q Form 10-Q”). You should read the following summary financial information in conjunction with the section entitled “1347 Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations” and 1347 Capital’s financial statements and the related notes appearing in the Prospectus and the 2Q Form 10-Q.

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	For the Six Months ended June 30, 2016	For the year ended December 31, 2015	For the period April 15, 2014 (inception) to December 31, 2014
Statement of Operations Data:
Expenses:
Formation costs	$—	$—	$565
General and administrative costs	1,033,085	390,974	197,739
Operating Loss	(1,033,085)	(390,974)	(198,304)
Interest income	90,732	49,749	8,549
Net loss	$(943,853)	$(339,604)	$(189,755)
Net loss per common share outstanding:
Basic and diluted	$(0.50)	$(0.18)	$(0.12)
Weighted average number of common shares outstanding:
Basic and diluted	1,822,846	1,848,001	1,579,640
Balance Sheet Data:
Cash	$63,185	$119,826	$397,387
Prepaid expenses	1,035	19,496	72,479
Investment and cash equivalents held in trust	46,014,426	46,059,918	46,008,549
Total assets	$46,078,646	$46,199,240	$46,478,415
Common Stock subject to possible redemption: 4,055,919, 4,094,389 and 4,099,999 shares at approximately $10 per share as of June 30, 2016, December 31, 2015 and as of December 31, 2014, respectively	$39,959,190	$40,943,890	$40,999,990
Total stockholders’ equity	$5,040,913	$5,000,067	$5,283,571
Cash Flow Data:
Net cash used in operating activities	$(102,133)	$(226,192)	$(192,380)
Net cash provided by (used in) investing activities	$45,492	$(51,369)	$(46,008,549)
Net cash provided by financing activities	$—	$—	$46,598,316

Limbach Holdings

The following table sets forth summary historical financial information derived from Limbach’s audited financial statements included the Prospectus as of December 31, 2015 and 2014 and the related statements of operations, members’ equity, and cash flows for the years ended December 31, 2015 and December 31, 2014. The financial data for the six months ended June 30, 2016 and 2015 have been derived from Limbach’s unaudited condensed consolidated financial statements and notes thereto included elsewhere in this report. Management has prepared the unaudited consolidated financial information set forth below on the same basis as Limbach’s audited consolidated financial statements and have included all adjustments, consisting of only normal recurring adjustments, that it considers necessary for a fair presentation of our financial position and operating results for such periods. Limbach’s historical results are not necessarily indicative of the results to be expected in any future period, and Limbach’s interim results are not necessarily indicative of the results to be expected for the full fiscal year. You should read the following summary financial information in conjunction with the section entitled “Limbach Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Limbach’s financial statements and the related notes appearing elsewhere or incorporated by reference in this report.

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	Six Months Ended June 30,		Years Ended December 31,
	2015	2016	2014	2015
	(in thousands)		(in thousands)
Statement of Operations Data:
Contract revenues	$156,671	$194,467	$294,436	$331,350
Cost of contract revenues	135,940	169,140	255,381	285,938
Gross profit	20,731	25,327	39,055	45,412
General and administrative expenses	18,247	20,118	33,972	37,767
Income (loss) from operations	2,484	5,209	5,083	7,645
Other income (expense), net	10	(3)	37	(73)
Interest expense	(1,532)	(1,719)	(3,134)	(3,200)
Total other expense, net	(1,522)	(1,722)	(3,097)	(3,273)
Net income (loss)	$962	$3,487	$1,986	$4,372
Balance Sheet Data:
Cash		$1,687	$8,612	$6,107
Accounts Receivable		92,122	73,858	85,357
Costs and Earnings in Excess of Billings		23,184	12,896	20,745
Total assets		$133,737	$109,270	$127,329
Accounts Payable		$39,563	$39,911	$42,569
Billings in Excess of Costs and Earnings		36,086	24,699	26,272
Term Debt, Revolver, Sub Debt and Leases		32,074	30,070	33,655
Total Liabilities		$122,203	$105,309	$119,120
Total Members’ Equity		$11,534	$3,961	$8,209
Cash Flow Data:
Net cash provided by operating activities	$(6,147)	$1,085	$4,131	$606
Net cash used in investing activities	$(356)	$(1,655)	$(818)	$(2,322)
Net cash used in financing activities	$(995)	$(3,850)	$(5,571)	$(788)

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Pro Forma Financial Information

Pro forma financial information for the Company is set forth in Exhibit 99.2, which is incorporated herein by reference.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

1347 Capital

The management’s discussion and analysis of financial condition and results of operation of 1347 Capital is set forth under Item 2 of the 2Q Form 10-Q and in the Prospectus on pages 145-149 and incorporated by reference herein.

Limbach Holdings

LIMBACH MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

References in this “Limbach Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to the “Company,” “us” or “we” refer to Limbach.

The following discussion and analysis of Limbach’s financial condition and results of operations covers periods prior to the consummation of the Business Combination and summarizes the factors that had a material effect on its results of operations. Accordingly, the discussion and analysis of historical periods does not reflect the significant impact that the Business Combination will have on Limbach. The Business Combination impact includes, without limitation, increased leverage and debt service requirements, the impact of purchase accounting, and costs to operate as a standalone company which is discussed in the “The Business Combination” and “Management After the Business Combination” and other designated sections in the Prospectus.

You should read the following discussion and analysis in conjunction with Limbach’s Consolidated Financial Statements and the related notes thereto and the Unaudited Pro Forma Condensed Combined Financial Information included elsewhere in this report. This discussion and analysis contains forward looking statements that are based on Limbach management’s current expectations, estimates and projections about its business and operations. Limbach’s actual results may differ materially from those currently anticipated and expressed in such forward looking statements as a result of various factors, including the factors described under “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and elsewhere in this report.

Overview

We are an industry-leading commercial specialty contractor in the areas of HVAC, plumbing, electrical and building controls through design and construction of new and renovated buildings, maintenance services, energy retrofits and equipment upgrades for private customers and federal, state, and local public agencies in Florida, California, Massachusetts, New Jersey, Pennsylvania, Maryland, Washington DC, Virginia, West Virginia, Ohio and Michigan. We operate our business in two segments, (i) Construction, in which we generally manage large construction or renovation projects that involve primarily HVAC, plumbing, sheet metal fabrication and installation, specialty piping and electrical services, and (ii) Services, in which we provide facility maintenance or general construction services primarily related to HVAC, plumbing or electrical services. Our market sectors primarily include the following:

•	Healthcare, including research, acute and outpatient not-for-profit, for-profit facilities and pharmaceutical and biotech;

•	Education, including colleges, universities, research centers and K-12 public and private facilities;

•	Sports & Amusement, including arenas, rides and related facilities;

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•	Transportation, including passenger terminals and maintenance facilities for rail and airports;

•	Government facilities, including federal, state and local agencies;

•	Hospitality, including hotels and resorts;

•	Corporate and commercial office buildings, including new builds and interior fit-outs;

•	Retail and mixed use;

•	Residential multifamily apartment buildings (excluding condominiums); and

•	Industrial manufacturing.

Limbach was founded in 1901, and maintains an established brand within the industry. We believe we are viewed as a value added and trusted partner by our customers, which include building owners, general contractors, construction managers and energy service companies, or ESCO’s.

Our services provided to building owners is centered on HVAC, plumbing, and electrical building systems, which typically include ongoing maintenance, upgrades to existing building systems, energy retrofits and delivering general construction services. We also construct new buildings or additions or renovations of existing buildings for general contractors, construction managers and energy service companies, or ESCO’s.

Our services primarily include the following categories:

•	Specialty Contracting, including the design and construction of HVAC, plumbing and/or electrical systems within commercial and institutional buildings;

•	General Contracting, including construction on projects that primarily involve HVAC, plumbing and/or electrical;

•	Maintenance of HVAC, plumbing and/or electrical systems;

•	Service Projects for system and equipment upgrades, including energy retrofits;

•	Emergency service work, which we refer to as “Spot Work”;

•	Water Treatment;

•	Automatic Temperature Controls (“ATC”); and

•	Performance Contracting, including significant building energy retrofits.

Typical maintenance and water treatment agreements range in value from $2,500 to over $200,000. Service Projects typically range in value from $1,000 to $500,000. Spot Work varies in value and is typically billed at preapproved billing rates. ATC projects vary in size from $10,000 to over $250,000. Specialty Contracting, General Contracting and Performance Contracting can range from $100,000 to $100 million. While these ranges are typical for our services, certain projects may be below or above these stated ranges.

Our specialty contracting services for general contractors, construction managers and ESCO’s, include the following services:

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•	Competitive Lump Sum Bidding (including plan and specification bidding with select qualified competitors);

•	Design/Assist Services, for which we typically contract on a negotiated basis to maintain a project budget, and occasionally are contracted on a lump sum basis;

•	Integrated Project Delivery, for which we contract on a negotiated basis to collaborate with a team to establish a target budget and execute on a project within the target budget;

•	Design/Build, which services are provided on either a negotiated basis or through competitive bidding; and

•	Performance Contracting, for which we assess a building owner’s facilities and offer a proposal to reduce energy and operating costs, and when successful, we often perform ongoing maintenance of the building systems.

Our specialty contracting is provided through either our special projects division or our major projects group. Special projects typically range in value from $5,000 to $1.0 million. Major projects typically range in value from $1.0 million to $100.0 million. Actual contracts may be below or above these stated ranges depending upon the actual project requirements.

We possess the abilities to provide design services in-house through our design center located in Orlando, Florida. We sell the majority of our services by leading with our engineered solutions, which we believe are viewed as highly valued by our select customer base and drive higher margin outcomes.

Our near-term sales pipeline remains adequate for both construction and maintenance contracts. Industry forecasting by Dodge Data and Analytics, FMI and the AIA are all projecting continued growth in all of our sectors in the near and midterm. Combining the expansion of the market opportunities, our competitive differentiation and the growth strategies we are employing, we believe we will continue to realize steady sales and improve margin opportunities.

During the quarter ended June 30, 2016, our revenues, net income and Adjusted EBITDA attributable to Limbach were $96.6 million, $2.0 million, and $4.0 million, respectively, representing increases of 23.1%, 291.8% and 69.6%, respectively, over the same period in 2015.

During the six months ended June 30, 2016, our revenues, net income and Adjusted EBITDA attributable to Limbach were $194.5 million, $3.5 million, and $7.3 million, respectively, representing increases of 24.1%, 262.5% and 54.2%, respectively, over the same period in 2015.

JOBS Act

We will qualify as an “emerging growth company” pursuant to the JOBS Act. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying companies. As defined in the JOBS Act, a company whose initial public offering of common equity securities occurred after December 8, 2011 and whose annual gross revenues are less than $1.0 billion will, in general, qualify as an “emerging growth company” until the earliest of:

•	the last day of the fiscal year following the fifth anniversary of its initial public offering of common equity securities;

•	the last day of the fiscal year in which it has annual gross revenue of $1.0 billion or more;

•	the date on which it has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or

•	the date on which it is deemed to be a “large accelerated filer,” which will occur at such time as the Company (a) has an aggregate worldwide market value of common equity securities held by non-affiliates of $700 million or more as of the last business day of its most recently completed second fiscal quarter, (b) has been required to file annual and quarterly reports under the Exchange Act for a period of at least 12 months, and (c) has filed at least one annual report pursuant to the Securities Act.

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Under this definition, we will be an “emerging growth company” until as late as December 31, 2019. Pursuant to Section 107(b) of the JOBS Act, as an “emerging growth company” we expect to delay adoption of accounting pronouncements newly issued or revised after April 5, 2012 applicable to public companies until such pronouncements are made applicable to private companies.

As a result, our financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies. Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act.

Key Components of Consolidated Statements of Operations

Revenue, net

We generate revenues principally from fixed-price construction contracts under which we deliver HVAC, plumbing, and electrical construction services to our customers. The terms of our contracts generally range from six months to two years. Revenues from fixed price and modified fixed price contracts are recognized on the percentage-of-completion method, measured by the relationship of total cost incurred to total estimated contract costs (cost-to-cost method). Revenues from time and materials contracts are recognized as services are performed. We believe that our extensive experience in HVAC, plumbing, and electrical projects and our internal cost review procedures during the bidding process enable us to reasonably estimate costs and mitigate the risk of cost overruns on fixed price contracts.

We generally invoice customers based on a schedule of values that breaks down the contract amount into discrete billing items. Costs and estimated earnings in excess of billings on uncompleted contracts are recorded as an asset until billable under the contract terms, and billings in excess of costs and estimated earnings on uncompleted contracts are recorded as a liability until the contracts revenue is recognizable.

Cost of Services

Cost of services primarily consists of the labor, equipment, material, subcontract, and other job costs in connection with fulfilling the terms of our contracts. Labor costs consist of wages plus taxes, fringe benefits, and insurance. Equipment costs consist of the ownership and operating costs of company-owned assets, in addition to outside-rented equipment. If applicable, job costs include estimated contract losses to be incurred in future periods. Due to the varied nature of our services, and the risks associated therewith, contract costs as a percentage of contract revenue have historically fluctuated and we expect this fluctuation to continue in future periods.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist primarily of personnel costs for our administrative, estimating, human resources, safety, legal, finance and accounting employees and executives. Also included are non-personnel costs, such as travel-related expenses, legal and other professional fees and other corporate expenses. We expect to incur incremental costs associated with supporting the growth of our business and to meet the increased compliance requirements associated with our transition to and operation as a public company. Those costs include increases in our accounting, human resources, IT and legal personnel, additional consulting, legal and audit fees, insurance costs, board of directors’ compensation and the costs of achieving and maintaining compliance with Section 404 of the Sarbanes-Oxley Act.

Other Income (Expense), Net

Other income (expense), net consists primarily of interest expense incurred in connection with our debt, along with interest, and miscellaneous income.

Adjusted EBITDA

Income Tax Expenses

Following the Business Combination, Limbach will be taxed as a C Corporation. The historical audited financial results and other Limbach financial information included herein and in the Prospectus reflect our results as a limited liability company taxed as a partnership for federal income purposes. As a partnership, our profits were not taxed at the entity level. Following the Business Combination, our financial results will include the effects of federal income taxes which will be paid at the entity level.

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Backlog Information

Our contract backlog consists of the remaining unearned revenue on awarded contracts. Backlog is not a term recognized under United States GAAP; however, it is a common measurement used in our industry. Once we have successfully bid on a project and have received written confirmation of the contract being awarded to us, we record the value of the contract as backlog. Consequently, contract backlog is also an important factor we use to monitor in our business. The duration of our contracts vary significantly from months to years and our backlog is subject to increases as projects are added. Our backlog does not necessarily represent the amount of work that we are currently negotiating or pursuing at any given time. It is also subject to change as contract backlog can increase or decrease due to contract change orders.

Given the multi-year duration of many of our contracts, backlog revenues are expected to be earned over a period that will extend beyond a given year. Many of our contracts contain provisions that allow the contract to be canceled at any time; however, we can generally recover costs incurred up to the date of cancellation.

Construction backlog at June 30, 2016 and June 30, 2015 was $402 million and $295 million, respectively. The increase of construction backlog is driven by two branches, Mid Atlantic $48 million and Michigan $53 million. Of the backlog at June 30, 2016, we expect to recognize approximately $184 million by the end of year. In addition, service backlog as of June 30, 2016 and June 30, 2015 was $45 million and $24 million, respectively.

Surety Bonding

In connection with our business, occasionally we are required to provide various types of surety bonds that provide an additional measure of security to our customers for our performance under certain government and private sector contracts. Our ability to obtain surety bonds depends upon our capitalization, working capital, past performance, management expertise and external factors, including the capacity of the overall surety market. Surety companies consider such factors in light of the amount of our backlog that we have currently bonded and their current underwriting standards, which may change from time-to-time. During the year ended December 31, 2015, approximately 30% of our projects, measured by revenue, required us to post a bond. The bonds we provide typically have face amounts ranging from $500,000 to in excess of $25.0 million, and up to $100.0 million for a current project. As of June 30, 2016, we had approximately $126.0 million in surety bonds outstanding. We believe that our bonding capacity provides us with a significant competitive advantage relative to many of our competitors with limited bonding capacity.

Operating Segments

We manage and measure the performance of our business in two distinct operating segments: Construction and Service. These segments are reflective of how the Company’s chief operating decision maker reviews operating results for the purposes of allocating resources and assessing performance. Our chief operating decision maker is our chief executive officer.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies below. Management evaluates performance based on income from operations of the respective business units after the allocation of corporate office operating expenses. Transactions between segments are eliminated in consolidation. Our corporate office provides general and administrative support services to our two operating segments. Management allocates costs between segments for selling, general and administrative expenses and depreciation expense. Some selling and general and administrative expenses such as executive and administrative salaries and payroll expenses, corporate marketing, corporate depreciation and amortization, and consulting, accounting and corporate legal fees are not allocated to segments because the allocation method would be arbitrary and would not provide an accurate presentation of operating results of segments, instead these types of expenses are maintained as a corporate expense.

We do not identify capital expenditures and total assets by segment in our internal financial reports due in part to the shared use of a centralized fleet of vehicles and specialized equipment. Interest expense is not allocated to segments because of the corporate management of debt service including interest.

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Overview

The following tables set forth our results of operations for the periods presented. The period-to-period comparison of financial results is not necessarily indicative of financial results to be achieved in future periods.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2016	2015	2016
	(unaudited)		(unaudited)
Revenue, net	$78,510	$96,648	$156,671	194,467
Cost of services	68,273	83,462	135,940	169,140
Gross profit	10,237	13,186	20,731	25,327
Selling, general and administrative expenses	8,946	10,277	18,247	20,118
Operating income	1,291	2,909	2,484	5,209
Other income (expense)
Gain (loss) on sale of property and equipment	8	(7)	10	(3)
Interest expense	(784)	(884)	(1,532)	(1,719)
Total other expense, net	(776)	(891)	(1,522)	(1,722)
Net income	$515	$2,018	$962	3,487

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2016	2015	2016
	(unaudited)		(unaudited)
Revenue, net	100.0%	100.0%	100.0%	100.0%
Cost of services	86.9%	86.4%	86.8%	87.0%
Gross profit	13.1%	13.6%	13.2%	13.0%
Selling, general and administrative expenses	11.4%	10.6%	11.6%	10.3%
Income (loss) from operations	1.6%	3.0%	1.6%	2.7%
Other income (expense)	0.0%	0.0%	0.0%	0.0%
Interest expense	-0.9%	-0.9%	-1.0%	-0.9%
Total other expense, net	-0.9%	-0.9%	-1.0%	-0.9%
Net income (loss)	0.7%	2.1%	0.6%	1.8%

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Results of Operations

Segment information for the six months ended June, 2015 and 2016 and the three months ended June 30, 2015 and 2016 is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2016	2015	2016
Revenues:
Construction	$63,071	$77,329	$127,545	$158,949
Service	15,439	19,319	29,126	35,518
Total	$78,510	$96,648	$156,671	$194,467
Gross Profit:
Construction	$6,600	$8,953	$14,122	$17,661
Service	3,637	4,233	6,609	7,666
Total	$10,237	$13,186	$20,731	$25,327
Selling, General and Administrative Expense:
Construction	$4,924	$5,168	$10,001	$10,531
Service	2,502	2,841	5,033	5,743
Corporate	1,520	2,268	3,213	3,844
Total	$8,946	$10,277	$18,247	$20,118
Income (Loss) from Operations:
Construction	$857	$3,035	$2,370	$5,598
Service	1,135	1,392	1,576	1,923
Corporate	(701)	(1,518)	(1,462)	(2,312)
Total	$1,291	$2,909	$2,484	$5,209
Other Data:
Depreciation and Amortization:
Construction	$371	$445	$735	$860
Service	129	156	253	307
Corporate	135	137	270	266
Total	$635	$738	$1,258	$1,433

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Three Months Ended June 30, 2016 Compared to Three Months Ended June 30, 2015

Revenues

	Three Months Ended June 30,
	2015	2016
	(in thousands)
Construction	$63,071	77,329
Service	15,439	19,319
Total	78,510	96,648

Revenues increased $18.1 million, or 23.1%, for the three months ended June 30, 2016 as compared to the same period of 2015. Construction revenues increased by $14.3 million, or 22.6%, and service revenues increased by $3.9 million, or 25.1%. The increase in construction revenues was primarily driven by growth in Southern California $7.4 million, Florida $4 million, Michigan $8 million partially offset by a declines in Mid Atlantic ($4) million and Western PA ($2) million. The increase in service revenues resulted primarily from the Company’s focus over recent years on developing longer term customer relationships and sales of larger service owner-direct projects and contracts.

Gross Profit

	Three Months Ended June 30,
	2015	2016
	(in thousands)
Construction	$6,600	8,953
Service	3,637	4,233
Total	10,237	13,186

Gross profit increased $2.9 million, or 28.8%, for the three months ended June 30, 2016 as compared to the same period of 2015. The increase in gross profit resulted from increase in revenues and improved project execution. The total gross profit percentage increased from 13.1% as of June 30, 2015 to 13.6% as of June 30, 2016. Construction gross profit increased $2.4 million, or 34.0%. Service gross profit increased $596,000, or 16.4%. Service gross profit percentage of 21.9% for the three months ended June 30, 2016 represented a decrease from 23.56% for the three months ended June 30, 2015 due to the Company performing larger service projects which produce higher gross profit dollars at a lower gross profit percentage indicating that the core annuity like service and maintenance business continues to grow and produce favorable gross margin.

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Selling, General and Administrative Expenses

	Three Months Ended June 30,
	2015	2016
	(in thousands)
Construction	$4,924	5,168
Service	2,502	2,841
Corporate	1,520	2,268
Total	8,946	10,277

Selling, general and administrative expenses increased $1.3 million, or 14.9%, for the three months ended June 30, 2016 as compared to the same period of 2015. The increase was primarily due to an increase in the salary and benefits for selling and support staff at corporate, additional staff in Michigan and Florida to support backlog. The percentage increase in selling, general and administrative expenses was less than the increase in gross profit, which contributed to improved net income.

Other Income (Expense)

	Three Months Ended June 30,
	2015	2016
	(in thousands)
Other income (expense)	$(776)	(891)

Other income (expense) increased $115,000, or 14.8%, for the three months ended June 30, 2016 as compared to the comparable period of 2015, due to an increase in interest expense of $87,000, as a result of subordinate debt interest and additional revolver borrowing. As described above, new construction projects began during the first half of 2016 which required additional working capital and revolver borrowing. As these projects progress, we anticipate that our borrowing needs will decrease.

Six Months Ended June 30, 2016 Compared to Six Months Ended June 30, 2015

Revenues

	Six Months Ended June 30,
	2015	2016
	(in thousands)
Construction	$127,545	158,949
Service	29,126	35,518
Total	156,671	194,467

Revenues increased $37.8 million, or 24.1%, for the six months ended June 30, 2016 as compared to the same period of 2015. Construction revenues increased by $31.4 million, or 24.6%, and service revenues increased by $6.4 million, or 21.9%. The increase in construction revenues was primarily driven by growth in Southern California $18.1 million, Michigan $11.5 million, and Florida $9.7 million, partially offset by a decline in Mid Atlantic $6.5 million. The increase in service revenues resulted primarily from the Company’s focus over recent years on developing longer term customer relationships and sales of larger service owner-direct projects and contracts.

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Gross Profit

	Six Months Ended June 30,
	2015	2016
	(in thousands)
Construction	$14,122	17,661
Service	6,609	7,666
Total	20,731	25,327

Gross profit increased $4.6 million, or 22.1%, for the six months ended June 30, 2016 as compared to the same period of 2015. The increase in gross profit resulted from increase in revenues and improved project execution. The total gross profit percentage decreased from 13.2% as of June 30, 2015 to 13.0% as of June 30, 2016. Construction gross profit increased $3.5 million, or 25.1%. Service gross profit increased $1.1 million, or 16.0%. Service gross profit percentage of 21.58% for the six months ended June 30, 2016 represented a decrease from 22.7% for the six months ended June 30, 2015 due to the Company performing larger service projects which produce higher gross profit dollars at a lower gross profit percentage indicating that the core annuity like service and maintenance business continues to grow and produce favorable gross margin.

Selling, General and Administrative Expenses

	Six Months Ended June 30,
	2015	2016
	(in thousands)
Construction	$10,001	10,531
Service	5,033	5,743
Corporate	3,213	3,844
Total	18,247	20,118

Selling, general and administrative expenses increased $1.9 million, or 10.3%, for the six months ended June 30, 2016 as compared to the same period of 2015. The increase was primarily due to an increase in the salary and benefits for selling and support staff at corporate, additional staff in Michigan and Florida to support backlog The percentage increase in selling, general and administrative expenses was less than the increase in gross profit, which contributed to improved net income.

Other Income (Expense)

	Six Months Ended June 30,
	2015	2016
	(in thousands)
Other income (expense)	$(1,522)	(1,722)
Percentage of revenue	(1.0)%	(0.9)%

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Other income (expense) increased $200,000, or 13.1%, for the six months ended June 30, 2016 as compared to the comparable period of 2015, due to an increase in interest expense of $187,000, as a result of subordinate debt interest and additional revolver borrowing. As described above, new construction projects began during the first half of 2016 which required additional working capital and revolver borrowing. As these projects progress, we anticipate that our borrowing needs will decrease.

Seasonality, Cyclicality and Quarterly Trends

Severe weather can impact our operations. In the northern climates where we operate, and to a lesser extent the southern climates as well, severe winters can slow our productivity on construction projects, which shifts revenue and gross profit recognition to a later period. Our maintenance operations may also be impacted by mild or severe weather. Mild weather tends to reduce demand of our maintenance services, whereas severe weather may increase the demand for our maintenance and spot services. Our operations also experience mild cyclicality, as building owners typically work through maintenance and capital projects at an increased level during the third and fourth quarters of each year.

Effect of Inflation

The prices of products such as steel, pipe, copper and equipment from manufacturers are subject to fluctuation. While it is difficult to accurately measure the impact of inflation due to the imprecise nature of the estimates required, we believe the effects of inflation, if any, on our results of operations and financial condition have been immaterial. When appropriate, we include cost escalation factors into our bids and proposals. In addition, we are often able to mitigate the impact of future price increases by entering into fixed price purchase orders for materials and equipment and subcontracts on our projects.

Non-GAAP Measures

Use of Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA as net income attributable to Limbach Holdings LLC, plus depreciation and amortization expense, interest expense, taxes, and non-recurring expenses such as management fees, settlement payments related to union withdraw liability, management consulting fees, incentive payments, and legal costs for incidents that occurred prior to 2015. We believe that Adjusted EBITDA is meaningful to our investors to enhance their understanding of our financial performance for the current period exclusive of expenses that will not reoccur following consummation of the Business Combination. We understand that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA. Our calculation of Adjusted EBITDA, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes. A reconciliation of Adjusted EBITDA to net income, the most comparable GAAP measure, is provided under “Reconciliation of non-GAAP financial measures” below.

Reconciliation of Non-GAAP Financial Measures

As used herein, Adjusted EBITDA is defined as net income attributable to Limbach Holdings LLC, plus depreciation and amortization expense, interest expense, taxes, and non-recurring expenses such as management fees, and management consulting fees. The notes to the table below contain a further description of the adjustments. The following table reconciles net income attributable to Limbach Holdings LLC (the closest GAAP financial measure) to Adjusted EBITDA for the periods presented in this table and elsewhere in this report.

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	Three Months Ended June 30,		Six Months Ended June 30,
Amounts in thousands	2015	2016	2015	2016
Net income attributable to Limbach Holdings LLC	$515	$2,018	$962	$3,487
Adjustments:
Depreciation and amortization	635	738	1,258	1,433
Interest expense	784	884	1,532	1,719
Taxes and other	-	-	-	-
Management Fees and Expense Reimbursement(1)	320	308	678	622
Sperduto Consulting(2)	35	-	-	-
Adjusted EBITDA attributable to Limbach	2,289	3,948	4,430	7,261

(1) Limbach Holdings paid management fees to its majority shareholder and a minority shareholder group. Total management fees were $320,000 in the second quarter of 2015 and $308,000 in the second quarter of 2016. Total management fees were $678,000 for the six months ended June 30, 2015 and $622,000 for the six months ended June 30, 2016 .The management agreement terminated upon closing of the Business Combination.

(2) Sperduto is a management consulting firm that was employed by the Company to undertake a onetime assessment of all existing senior management staff. Limbach Holdings incurred $224,000 of expenses related to the onetime assessment of existing senior management staff, including $35,000 in the second quarter of 2015. The Company continues to employ Sperduto for new hire assessment and other projects and expenses are recognized in the current year and are not considered an Adjusted EBITDA adjustment.

Liquidity and Capital Resources

Our liquidity needs relate primarily to the provision of working capital (defined as current assets less current liabilities) to support operations, funding of capital expenditures, and investment in strategic opportunities. Historically, liquidity has been provided by operating activities and borrowing from commercial banks and institutional lenders.

As is typical in the construction industry, particularly for growing companies, we from time to time experience negative operating cash flows. Our current negative trends result from retention terms, common in the industry, which allow the owner and/or general contractor to retain up to 10% of each bill until the project is complete to ensure the construction company completes the project or the owner/general contractor has funds to complete the job if the contractor defaults. On many of our construction projects, we incur higher expenses early in the project relative to collections for the work, which collections increase as the projects continue. In particular, we have incurred significant up front expenses on several large projects in recent months. Billing and collections on these projects are increasing on a monthly basis and management expects the negative cash trend will be reversed as these projects mature, cash is collected, and profits increase. For these reasons, management believes our cash position will stabilize by late in the third quarter or in the fourth quarter of 2016. Management further expects that high volumes of service work, which is less sensitive to the cash flow issues presented by large construction projects, will further alleviate the negative cash flow trends.

We believe our current cash and cash equivalents, cash to be received from existing and new customers, availability of borrowing under a bank provided Line of Credit (pursuant to which we had $26.0 million of availability as of June 30, 2016) will be sufficient to meet our working capital and capital expenditure requirements for at least the next twelve months.

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The following table summarizes information regarding our cash flows:

	Six Months Ended June 30,
	2015	2016
	(unaudited)
Net cash provided by (used in) operating activities	$(6,147)	$1,085
Net cash used in investing activities	(356)	(1,655)
Net cash provided by (used in) financing activities	(995)	(3,850)
Net increase (decrease) in cash and cash equivalents	$(7,498)	$(4,420)

Operating Activities

For the six months ended June 30, 2016, we generated cash and cash equivalents of $1 million, compared to using $6.1 million for the six months ended June 30, 2015, for operating activities from net income before non-cash depreciation and amortization of $1.4 million. We experienced an increase in receivables of $6.8 million, a decrease in trade payables of $3.0 million and an increase in billings in excess of costs and estimated earnings on uncompleted contracts of $9.8 million. Accrued expenses decreased $2.4 million and costs and estimated earnings in excess of billings on uncompleted contracts increased $2.4 million. The increase in receivables was due to additional business volume. The increase in costs and estimated earnings in excess of billings on uncompleted contracts was due to a large health care project in Southern California, several projects in Michigan and two large guarantee maximum price, or GMP, projects that require monthly billing to cut off one week before month end. The early cutoff relating to the GMP projects resulted in costs being incurred during the last week of the month that are not billed until the following month, as well as a corresponding increase in unbilled service costs. Trade payables decreased due to payment of invoices on new projects and the completion of projects from 2015.

Investing Activities

For the six months ended June 30, 2016, we used cash and cash equivalents of $1.7 million, primarily for purchases of vehicles and equipment needed for new projects and projected growth. For the six months ended June 30, 2015, we used cash and cash equivalents of $356,000, primarily for purchases of vehicles.

Financing Activities

For the six months ended June 30, 2016, we used net cash and cash equivalents of $3.9 million in financing activities, primarily due to net reduction of long-term debt in the form of revolver credit of ($2.0 million) term loan payments of ($1.0 million) and capital lease payments of $0.7 million. For the six months ended June 30, 2015, we used net cash and cash equivalents of $1 million in financing activities, primarily due to net increase of long-term debt in the form of revolver credit of $700,000, term loan payments of ($1.0 million) and capital lease payments of $500,000.

Our future capital requirements will depend on many factors, including revenue growth and costs incurred to support it, and increased general and administrative expenses to support the anticipated growth in our operations and regulatory requirements as a new public company. Our capital expenditures in future periods are expected to grow in line with our business. To the extent that existing cash and cash from operations are not sufficient to fund our future operations, we may need to raise additional funds through public or private equity or additional debt financing. Although we currently are not a party to any agreement and do not have any understanding with any third parties with respect to potential investments in, or acquisitions of, businesses, we may enter into these types of arrangements in the future, which could also require us to seek additional equity or debt financing. Additional funds may not be available on terms favorable to us or at all.

In January 2016 we amended our credit facility, resulting in a $35.0 million line of credit with a commercial bank, which contains a variable interest at one-month LIBOR plus 2.75% (2.99% at December 31, 2015), and expires May 2018. The line of credit is subject to an annual review by the bank, and subject to certain financial covenants. At June 30, 2016, we were in compliance with all the bank covenants related to the line of credit. As of June 30, 2016, there were $5.0 million of borrowings under the line of credit. At December 31, 2015, we were in compliance with all the bank covenants related to the line of credit. As of December 31, 2015, there were $7.0 million of borrowings under the line of credit.

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In July 2016 we amended our credit facility as part of the Business Combination to replace the existing term loan, revolver, and subordinate debt. The new credit facility provides a $25.0 million line of credit and a $24 million term loan with a consortium of four commercial banks. The loans have a variable interest rate based on one-month LIBOR and expire in July 2021. The loans are subject to an annual review by the bank, and subject to certain financial covenants. The Company also took out a new $13 million subordinate note with 16% interest with 13% interest paid in cash and the company has the option to pay the additional 3% interest or allow it to accrue into the note balance. The new subordinate debt expires in July 2022.

Insurance

We purchase workers’ compensation and general liability insurance under policies with per-incident deductibles of $250,000 per occurrence. Losses incurred over primary policy limits are covered by umbrella and excess policies up to specified limits with an independent insurer. We accrue for the unfunded portion of costs for both reported claims and claims incurred but not reported. The liability for unfunded reported claims and future claims is reflected on the consolidated balance sheets as current and non-current liabilities. The liability is determined by determining a reserve for each reported claim on a case-by-case basis based on the nature of the claim and historical loss experience for similar claims plus an allowance for the cost of incurred but not reported claims. The current portion of the liability is included in Accrued expenses and other current liabilities on the consolidated balance sheets. The non-current portion of the liability is included in Other long-term liabilities on the consolidated balance sheets.

We are self-insured related to medical and dental claims under policies with annual per-claimant and annual aggregate stop-loss limits. We accrue for the unfunded portion of costs for both reported claims and claims incurred but not reported. The liability for unfunded reported claims and future claims is reflected on the consolidated balance sheets as a current liability in Accrued expenses and other current liabilities.

The components of the self-insurance are reflected below:

	Dec. 31, 2015	June 30, 2016
	(in thousands)
Current liability – workers’ compensation and general liability	$619	$494
Current liability – medical and dental	259	307
Non-current liability	531	644
Total liability	1,409	1,445
Cash and cash equivalents-restricted	63	63

The restricted cash balance represents an increase cash balance set aside for the funding of workers’ compensation and general liability insurance claims. This amount is replenished when depleted or the beginning of each month.

Multiemployer Plans

We participate in approximately 50 multiemployer pension plans (“MEPPs”) that provide retirement benefits to certain union employees in accordance with various collective bargaining agreements (“CBAs”). As one of many participating employers in these MEPPs, we are responsible with the other participating employers for any plan underfunding. Our contributions to a particular MEPP are established by the applicable CBAs; however, required contributions may increase based on the funded status of an MEPP and legal requirements of the Pension Protection Act of 2006 (the “PPA”), which requires substantially underfunded MEPPs to implement a funding improvement plan (“FIP”) or a rehabilitation plan (“RP”) to improve their funded status. Factors that could impact funded status of an MEPP include, without limitation, investment performance, changes in the participant demographics, decline in the number of contributing employers, changes in actuarial assumptions and the utilization of extended amortization provisions. Assets contributed to the MEPPs by us may be used to provide benefits to employees of other participating employers. If a participating employer stops contributing to an MEPP, the unfunded obligations of the MEPP may be borne by the remaining participating employers.

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An FIP or RP requires a particular MEPP to adopt measures to correct its underfunding status. These measures may include, but are not limited to an increase in a company’s contribution rate as a signatory to the applicable CBA, or changes to the benefits paid to retirees. In addition, the PPA requires that a 5% surcharge be levied on employer contributions for the first year commencing shortly after the date the employer receives notice that the MEPP is in critical status and a 10% surcharge on each succeeding year until a CBA is in place with terms and conditions consistent with the RP.

We could also be obligated to make payments to MEPPs if we either cease to have an obligation to contribute to the MEPP or significantly reduce our contributions to the MEPP because we reduce the number of employees who are covered by the relevant MEPP for various reasons, including, but not limited to, layoffs or closure of a subsidiary assuming the MEPP has unfunded vested benefits. The amount of such payments (known as a complete or partial withdrawal liability) would equal our proportionate share of the MEPPs’ unfunded vested benefits. We believe that certain of the MEPPs in which we participate may have unfunded vested benefits. Due to uncertainty regarding future factors that could trigger withdrawal liability, as well as the absence of specific information regarding the MEPP’s current financial situation, we are unable to determine (a) the amount and timing of any future withdrawal liability, if any, and (b) whether our participation in these MEPPs could have a material adverse impact on our financial condition, results of operations or liquidity.

Revenues and Cost Recognition

Revenues from fixed price and modified fixed price contracts are recognized on the percentage-of-completion method, measured by the relationship of total cost incurred to total estimated contract costs (cost-to-cost method). Revenues from time and materials contracts are recognized as services are performed.

Contract costs include direct labor, material, and subcontractor costs, and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, depreciation, and insurance. Selling, general, and administrative costs are charged to expense as incurred. Bidding and proposal costs are also recognized as an expense in the period in which such amounts are incurred. Total estimated contract costs are based upon management’s current estimate of total costs at completion. Contract revenue for long-term construction contracts is based upon management’s estimate of contract prices at completion, including revenue for additional work on which contract pricing has not been finalized claims. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to estimated costs and income, and are recognized in the period in which the revisions are determined. Provisions for estimated losses on uncompleted contracts are recognized in the period in which such losses are determined.

In addition to revenue recognition for long-term construction contracts, the Company recognizes revenues from service contracts as these services are performed. There are two basic types of service contracts: fixed price service contracts which are signed in advance for maintenance, repair, and retrofit work over a period, typically of one year, and service contracts not signed in advance for similar maintenance, repair, and retrofit work on an as-needed basis. Fixed price service contracts are generally performed evenly over the contract period, and accordingly, revenue is recognized on a pro rata basis over the life of the contract. Revenues derived from other service contracts are recognized when the services are performed. Expenses related to all service contracts are recognized as services are provided.

Costs and estimated earnings in excess of billings on uncompleted contracts reflected in the consolidated balance sheets arise when revenues have been recognized but the amounts cannot be billed under the terms of the contracts. Also included in Costs and estimated earnings on uncompleted contracts are amounts the Company seeks or will seek to collect from customers or others for errors or changes in contract specifications or design, contract change orders in dispute or unapproved as to scope and price, or other customer-related causes of unanticipated additional contract costs (claims and unapproved change orders). Such amounts are recorded at estimated net realizable value when realization is probable and can be reasonably estimated. No profit is recognized on the construction costs incurred in connection with claim amounts. Claims and unapproved change orders made by the Company may involve negotiation and, in rare cases, litigation. Unapproved change orders and claims also involve the use of estimates, and it is reasonably possible that revisions to the estimated recoverable amounts of recorded claims and unapproved change orders may be made in the near term. If the Company does not successfully resolve a claim and or an unapproved change order, a net expense (recorded as a reduction in revenues) may be required, in addition to amounts that have been previously provided for. Claims against the Company are recognized when a loss is considered probable and amounts are reasonably determinable. Billings in excess of costs and estimated earnings on uncompleted contracts represent billings in excess of revenues recognized.

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In accordance with industry practice, we classify as current all assets and liabilities relating to the performance of long-term contracts. The term of our contracts ranges from one month to three years and, accordingly, collection or payment of amounts relating to these contracts may extend beyond one year.

Accounts Receivable

Accounts receivable include amounts billed to customers under retention provisions in construction contracts. Such provisions are standard in the Company’s industry and usually allow for a small portion of progress billings or the contract price to be withheld by the customer until after the Company has completed work on the project, typically for a period of six months. Based on the Company’s experience with similar contracts in recent years, billings for such retention balances at each balance sheet date are finalized and collected within the subsequent year.

The carrying value of the receivables, net of the allowance for doubtful accounts, represents their estimated net realizable value. Management provides for probable uncollectible accounts through a charge to earnings and a credit to the valuation account based on its assessment of the current status of individual accounts, type of service performed, and current economic conditions. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and an adjustment of the account receivable.

Costs and Earning in Excess of Billings and Billings in Excess of Costs and Earnings

The asset “Costs and estimated earnings in excess of billings on uncompleted contracts” represents revenues recognized in advance of amounts billed. The liability “Billings in excess of costs and estimated earnings on uncompleted contracts” represents billings in advance of revenues recognized. These amounts will generally be billable or recognizable, as applicable, in the next twelve months. We generally consider collection risk to be low. When events or conditions indicate that the amounts outstanding may become uncollectible, an allowance is estimated and recorded.

Property and Equipment

Property and equipment are stated at cost and depreciated over the estimated useful lives of the assets using the straight-line method. Expenditures for maintenance and repairs are expensed as incurred. Leasehold improvements are amortized over the lesser of the term of the related lease or the estimated useful lives of the improvements.

Fair Value Measurements

The Company classifies and discloses assets and liabilities carried at fair value in one of the following three categories:

•	Level 1 — quoted prices in active markets for identical assets and liabilities;

•	Level 2 — observable market based inputs or unobservable inputs that are corroborated by market data; and

•	Level 3 — significant unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The Company’s consolidated financial instruments are comprised of cash and cash equivalents, trade accounts receivable, and accounts payable which approximate fair value primarily due to their short-term maturities and low risk of counterparty default. The carrying value of the debt associated with the Company’s senior credit facility approximates its fair value due to the variable rate on such debt. The fair value of the Company’s subordinated debt was determined based upon Level 3 inputs including a comparison to current market conditions as shown by relevant indexes and average yields, security specific leverage, and seniority within the capital structure. Based on this analysis the Company determined as of June 30, 2016 the fair value of its subordinated debt of $23.443 million approximates its carrying value.

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Stock Based Compensation

The Company measures future compensation expense for all stock options based on the fair value of the awards at the grant date using the Black-Scholes option pricing model. The Company’s stock options can only be exercised in conjunction with a change in control of the Company, consummation of an initial public offering, or dissolution of the Company, as defined by the agreement. Compensation expense for all outstanding options will be recorded upon a qualifying exercise event.

Joint Ventures

The Company accounts for its participation in joint ventures under the equity method of accounting. The Company’s entry into these joint ventures is for the purpose of bidding, negotiating and completing specific projects. The Company and its joint venture partner(s) separately enter into their own sub-contracts with the joint venture for each party’s respective portion of the work. All revenues and expenses and the related contract assets and liabilities related to Limbach’s sub-contract are recorded within the Company’s statement of operations and balance sheet, similarly to any other construction project. The joint venture itself does not accumulate any profits or losses as the joint venture revenues are equal to the sub-contracts it issues to the joint venture parties. The voting power and management of the joint ventures is shared by all joint venture partners, qualifying these entities for joint venture treatment under US GAAP. The shared voting power and management responsibilities allow the Company to exercise significant influence without controlling the joint venture entity. As such the Company applies the equity method of accounting as defined in ASC 323.

Off Balance Sheet Arrangements

We did not have any relationships with any entities or financial partnerships, such as structured finance or special purpose entities established for the purpose of facilitating off-balance sheet arrangements or other purposes.

Quantitative and Qualitative Disclosures About Limbach Market Risk

The carrying amount of our cash equivalents reasonably approximates fair value, due to the short maturities of these instruments. The primary objectives of our investment activities are the preservation of capital, the fulfillment of liquidity needs and the fiduciary control of cash and investments. We do not enter into investments for trading or speculative purposes. However, due to the short-term nature of our investment portfolio, we do not believe an immediate 10% increase or decrease in interest rates would have a material effect on the fair market value of our portfolio. We therefore do not expect our operating results or cash flows to be materially affected by a sudden change in market interest rates. Because of our pricing models and proposal terms, which lock in our prices delivered to customers for a specific period of time, our exposure to significant fluctuations in commodity prices is minimal and not material to our financial results. Our price factors for both construction and service are reviewed periodically and are adjusted for many factors including, but not limited to commodity and energy prices. If needed, surcharges are added to estimating and billing rates to cover increases in commodity and energy costs.

Properties

The Company’s principal executive office is located at 31 – 35th Street, Pittsburgh, Pennsylvania 15201. Limbach Holding’s facilities are described in the Prospectus in the section entitled “Information about Limbach” beginning on page 128, which is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to the Company regarding beneficial ownership of shares of common stock of the Company as of August 9, 2016 by:

•	each person who is the beneficial owner of more than 5% of the outstanding shares of common stock of the Company;
•	each of the Company’s executive officers and directors; and
•	all executive officers and directors of the Company as a group.

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Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Beneficial ownership of common stock of the Company is based on 5,927,805 shares of common stock of the Company issued and outstanding as of August 9, 2016.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock		Percent of Outstanding Common Stock
1347 Investors LLC(2) 150 Pierce Road, 6th Floor Itasca, Illinois 60143	4,441,015	(3)	59.0%
FdG HVAC LLC(4) 499 Park Avenue, 26th Floor New York, New York 10022	3,066,562	(5)	42.3%
Larry G. Swets, Jr.	4,451,015	(6)	59.2%
David S. Gellman	3,066,562	(7)	42.3%
Charles A. Bacon III	383,322	(8)	6.3%
Kristopher Thorne	191,762	(9)	3.2%
Gordon G. Pratt	60,000	(10)	1.0%
Norbert W. Young	19,171	(11)	*
John T. Jordan	100		*
S. Matthew Katz	—		—
All executive officers and directors as a group (8 individuals)	8,171,932		88.8%

* Less than 1%

(1)	Unless otherwise indicated, the business address of each of the individuals is 31 – 35th Street, Pittsburgh, Pennsylvania 15201.
(2)	Represents one hundred percent of the securities held by 1347 Investors LLC. The managers of 1347 Investors LLC are Larry G. Swets and D. Kyle Cerminara and acting by unanimous consent they exercise voting and dispositive control over the securities held by 1347 Investors LLC. Accordingly, they may be deemed to share beneficial ownership of such securities.
(3)	Represents (i) 2,843,515 shares of Common Stock, (ii) 800,000 shares of common stock issuable upon conversion of Preferred Stock, (iii) 397,000 warrants, each exercisable to purchase one-half of one share of common stock at $11.50 per whole share, (iv) 500,000 warrants, each exercisable to purchase one share of common stock at an exercise price of $15.00 per share and (v) 198,000 warrants, each exercisable to purchase one-half of one share of common stock at an exercise price of $11.50 per whole share.
(4)	Represents one hundred percent of the securities held by FdG HVAC LLC. The managing member of FdG HVAC LLC is FdG Capital Partners, LLC. Mr. Gellman is the sole member of the investment committee of the managing member of FdG Capital Partners, LLC, and therefore, may be deemed to share beneficial ownership of the securities held by FdG HVAC LLC.
(5)	Represents (i) 1,743,810 shares of Common Stock, (ii) 529,101 warrants, each exercisable for one share of common stock at an exercise price of $12.50 per share and (iii) 793,651 warrants, each exercisable for one share of common stock at an exercise price of $11.50 per share.
(6)	Represents securities held by 1347 Investors LLC as well as 10,000 shares of common stock held individually by Mr. Swets.
(7)	Represents securities held by FdG HVAC LLC, over which Mr. Gellman may be deemed to have beneficial ownership for the reasons set forth in note 2 above.
(8)	Represents (i) 217,977 shares of Common Stock, (ii) 66,138 warrants, each exercisable for one share of common stock at an exercise price of $12.50 per share and (iii) 99,207 warrants, each exercisable for one share of common stock at an exercise price of $11.50 per share.
(9)	Represents 100 shares of Common Stock held directly by Mr. Thorne, as well as (i) 108,989 shares of common stock, (ii) 33,069 warrants, each exercisable for one share of common stock at an exercise price of $12.50 per share and (iii) 49,604 warrants, each exercisable for one share of common stock at an exercise price of $11.50 per share, held by Limbach Management Holding Company, LLC. Mr. Thorne owns an equity interest in Limbach Management Holding Company, LLC and may therefore be deemed to share beneficial ownership of the securities held by it.

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(10)	Represents (i) 100,000 warrants, each exercisable to purchase one-half of one share of common stock at an exercise price of $11.50 per whole share held by Fund Management Group LLC, of which Mr. Pratt is the managing member and controlling equity holder, and (ii) 10,000 shares of common stock held individually by Mr. Pratt.
(11)	Represents (i) 10,900 shares of Common Stock, (ii) 3,308 warrants, each exercisable for one share of common stock at an exercise price of $12.50 per share and (iii) 4,963 warrants, each exercisable for one share of common stock at an exercise price of $11.50 per share.

Directors and Executive Officers

Information with respect to the Company’s directors and executive officers immediately after the consummation of the Business Combination is set forth in the Prospectus in the section entitled “Management After the Business Combination” beginning on page 172, which is incorporated herein by reference.

On July 19, 2016, Charles A. Bacon, III, David S. Gellman and Larry G. Swets, Jr. were elected by the Company’s stockholders to serve as Class A directors, with terms expiring at the Company’s annual meeting of stockholders in 2017, Norbert W. Young was elected by the Company’s stockholders to serve as a Class B director, with a term expiring at the annual meeting of stockholders in 2018, and S. Matthew Katz and Gordon G. Pratt were elected by the Company’s stockholders to serve as Class C directors, with terms expiring at the annual meeting of stockholders in 2019.

On July 21, 2016, Messrs. Swets, Young and Katz were appointed by the Board of Directors of the Company (the “Board”) to serve on the Board’s Audit Committee with Mr. Swets to serve as its Chairman, Messrs. Gellman, Pratt and Young were appointed by the Board to serve on the Board’s Compensation Committee with Mr. Young to serve as its Chairman, and Messrs. Gellman and Swets were appointed by the Board to serve on the Board’s Nominating and Corporate Governance Committee, with Mr. Gellman to serve as its Chairman.

Upon the Closing, Charles A. Bacon, III was appointed by the Board to serve as the Company’s President and Chief Executive Officer, John T. Jordan, Jr. was appointed by the Board to serve as the Company’s Chief Financial Officer and Kristopher Thorne was appointed by the Board to serve as the Company’s Chief Operations Officer.

In connection with the Closing and pursuant to the terms of the Merger Agreement, Gordon G. Pratt and Hassan R. Baqar resigned from their respective positions of Chief Executive Officer and Chief Financial Officer, and Hassan R. Baqar, John T. Fitzgerald, Joshua Horowitz, Leo Christopher Saenger II and Thomas D. Sargent resigned from their positions as board members.

Director and Executive Officer Compensation

The compensation of the Company’s executive officers is generally described in the Prospectus in the section entitled “Management After the Business Combination—Director and Executive Officer Compensation” on page 177, which is incorporated herein by reference. The compensation of certain Limbach Holdings executive officers is set forth in the Prospectus in the section entitled “Information About Limbach—Executive Officer Compensation” beginning on page 139, which is incorporated herein by reference.

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Concurrently with the signing of the Merger Agreement on March 23, 2016, the Company entered into an employment agreement with Charles A. Bacon, III (the “Employment Agreement”), to be effective upon consummation of the Business Combination and to expire on the third anniversary thereof unless extended or terminated pursuant to the terms of the Employment Agreement. The Employment Agreement provides for an annual base salary of $600,000, subject to annual increases as determined by the Board. Mr. Bacon will be entitled, upon achieving certain performance goals to be determined by the Board, to an annual bonus in an amount determined by the Board not to exceed 100% of Mr. Bacon’s base salary. Mr. Bacon is also expected to be entitled to receive severance benefits if his employment is terminated either by the Company without “Cause,” as defined in the Employment Agreement, or by Mr. Bacon with “Good Reason,” as defined in the Employment Agreement, subject to execution of a full release in favor of the Company and its subsidiaries. Upon termination of Mr. Bacon’s employment, Mr. Bacon may be entitled to certain payments and benefits, depending on the reason for his termination. In the event Mr. Bacon resigns with good reason or the Company terminates Mr. Bacon’s employment for reason other than cause, Mr. Bacon is entitled to receive (i) severance payments equal to continued payment of his base salary for the longer of one year or the period beginning on the date of termination through the third anniversary of the effective date, and (ii) a prorated portion of any cash bonus payment earned during that year, provided that Mr. Bacon signs and delivers to the Company, and does not revoke, a general release of claims in favor of the Company and certain related parties. In the event Mr. Bacon resigns his employment without good reason, or Mr. Bacon’s employment terminates as a result of his death or disability, Mr. Bacon is entitled to receive the Accrued Obligations (as defined below), provided however, that in the event of Mr. Bacon’s termination by the Company for cause, the Accrued Obligations will not include any unpaid annual cash bonus for the fiscal year preceding the termination year. The “Accrued Obligations” include the following: (i) all previously earned and accrued, but unpaid, base salary, for services rendered to the Company on or prior to the date on which the employment period ends; (ii) the annual cash bonus payable for any completed fiscal year, provided that such termination is not due to the Mr. Bacon’s resignation without good reason or by good faith resolution of the Board for cause; and (iii) certain other benefits contemplated by the agreement. The description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is included as Exhibit 10.2 to this Current Report on Form 8-K and incorporated by reference herein.

On July 21, 2016, the Board adopted a compensation policy for non-employee directors. The non-employee director compensation policy is intended to fairly compensate each of our non-employee directors with cash compensation for the time and effort necessary to serve as a Board member. Our non-employee directors are entitled to receive annual cash compensation in the amount of $60,000 per calendar year for their services on the Board. Our Board Chair is entitled to receive an additional $20,000 per calendar year for his or her service as Chair. The Chair of the Audit Committee is entitled to receive an additional $10,000 per calendar year for his or her service as Chair of the Audit Committee.

Certain Relationships and Related Transactions

The description of certain relationships and related transactions is included in the Prospectus in the section entitled “Certain Relationships and Related Person Transactions” beginning on page 178, which is incorporated herein by reference.

Reference is made to the disclosure set forth in Items 1.01, 2.01 and 5.03 of this Current Report on Form 8-K relating to the issuance and sale of the Preferred Stock to the Sponsor, all of which is incorporated herein by reference.

Independence of Directors

Messrs. Gellman, Swets, Katz and Young are each independent within the meaning of Nasdaq Rule 5605(a)(2).

Legal Proceedings

Reference is made to the disclosure set forth in the Prospectus in the sections entitled “Information About 1347 Capital—Legal Proceedings” beginning on page 120 and “Information About Limbach—Legal Proceedings” beginning on page 138, which are both incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Information about the market price, number of stockholders and dividends for the Company’s securities is described in the Prospectus in the section entitled “Price Range of Securities and Dividends” beginning on page 221, which is incorporated herein by reference. As of the Closing, the Company had 30 holders of record of its common stock, 1 holder of record of its warrants and 1 holder of record of its Class A preferred stock.

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The Company’s common stock and warrants are expected to trade on the OTCQB market under the symbols “LMB” and “LMBW,” respectively.

The closing price of the Company’s common stock as reported on OTCQB on July 25, 2016 was $8.39.

Recent Sales of Unregistered Securities

Reference is made to the disclosure set forth in Items 1.01 and 3.02 of the Company’s Current Report on Form 8-K filed on March 29, 2016, and Items 1.01, 3.02 and 5.03 of this Current Report on Form 8-K, all of which is incorporated herein by reference. The shares of Preferred Stock that were issued in connection with the Merger Agreement were not registered under the Securities Act in reliance upon the registration requirements as provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Description of the Company’s Securities

Reference is made to the disclosure in the Prospectus in the section entitled “Description of 1347 Capital Securities” beginning on page 194, which is incorporated by reference herein.

The Company has authorized 101,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock, $0.0001 par value per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share.

As of the Closing, there were 6,327,805 shares of capital stock of the Company issued and outstanding, consisting of 5,927,805 shares of common stock and 400,000 shares of Class A preferred stock. As of the Closing Date, the Company had 30 holders of record of its common stock and 1 holder of record of its Class A preferred stock.

Indemnification of Directors and Officers

Information about the indemnification of the Company’s directors and officers is described in the Part II of Amendment No. 4 to 1347 Capital’s Registration Statement on Form S-4 (File No. 333-210772) filed with the SEC on June 10, 2016, which is incorporated herein by reference.

Financial Statements and Supplementary Data

Reference is made to the disclosure set forth under Item 9.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

Financial Statements and Exhibits

Reference is made to the disclosure set forth under Item 9.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 2.02 Results of Operations and Financial Condition.

Reference is made to the disclosure set forth under Items 2.01 and 9.01 of this Current Report on Form 8-K concerning the financial information of Limbach Holdings LLC, which is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 20, 2016, certain direct and indirect subsidiaries of the Company entered into financing arrangements with Fifth Third Bank, N.A. and Alcentra Capital Corporation.

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Senior Credit Facility

On July 20, 2016, Company subsidiaries Limbach Holdings, Limbach Facility Services LLC (“Borrower”), Limbach Company LLC (“Limbach Company”), Limbach Company LP (“Limbach LP”), Harper Limbach LLC (“Harper”) and Harper Limbach Construction LLC (“Construction” and together with Limbach Holdings, Limbach Company, Limbach LP and Harper, the “Guarantors” and together with Borrower, the “Loan Parties”) entered into a Credit Agreement with Fifth Third Bank, as administrative agent and as a lender, the other institutions party thereto as lenders and the other loan parties party thereto, providing for a $25.0 million revolving credit facility of which $3,492,000 was drawn upon at the Closing, and a $24.0 million term loan facility (the “Credit Agreement”). The Credit Agreement also provides that up to $5.0 million may be drawn against the $25.0 million revolving credit facility for the issuances of letters of credit. As of August 15, 2016, the Company has one letter of credit outstanding for $3,390,000.

The term loans will mature and the revolving credit facility will terminate on July 20, 2021. The credit facilities are guaranteed by the Guarantors and are collateralized by substantially all of the Loan Parties’ respective assets.

Borrower may select from two interest rate options under the Credit Agreement: (i) Adjusted LIBOR (as defined therein) plus the applicable margin (“Eurodollar”), or (ii) base rate plus the applicable margin (“Base Rate”). Adjusted LIBOR is equal to the quotient of (a) LIBOR (as defined therein), divided by (b) one minus the Reserve Percentage (as defined therein). The base rate is the greatest of: (a) the “prime rate” (as announced by Fifth Third Bank on such day), (b) the federal funds rate (as announced by the Federal Reserve Bank of New York on such day) plus 0.50% and (c) the Adjusted LIBOR rate applicable to a Eurodollar loan with a 1 month interest period advanced on such day plus 1.00%. From July 20, 2016, through the last day of the fiscal quarter ending on or after September 30, 2016, during which financial statements for such fiscal quarter are delivered, the applicable margin with respect to a Base Rate loan is 2.75% per annum and with respect to a Eurodollar loan is 3.75% per annum.  After delivery of the financial statements for the fiscal quarter ending September 30, 2016, the applicable margin is based on the applicable Leverage Ratio (as defined in therein) then in effect, such that (i) if the Leverage Ratio is greater than or equal to 2.50 to 1.0, the applicable margin with respect to a Eurodollar loan is 4.00% per annum and with respect to a Base Rate loan is 3.00% per annum, (ii) if the Leverage Ratio is less than 2.50 to 1.0, but greater than or equal to 2.0 to 1.0, the applicable margin with respect to a Eurodollar loan is 3.75% per annum and with respect to a Base Rate loan is 2.75% per annum, (iii) if the Leverage Ratio is less than 2.0 to 1.0, but greater than or equal to 1.50 to 1.0, the applicable margin with respect to a Eurodollar loan is 3.50% per annum and with respect to a Base Rate loan is 2.50% per annum, and (iv) if the Leverage Ratio is less than 1.50 to 1.0, the applicable margin with respect to a Eurodollar loan is 3.25% per annum and with respect to a Base Rate loan is 2.25% per annum.

In addition to other fees, Borrower is required to pay a quarterly commitment fee at the rate per annum equal to 0.50% on the average daily unused portion of the revolving credit facility, and a letter of credit fee equal to that of the applicable margin for the Eurodollar loans described above.

The Credit Agreement includes restrictions on, among other things and subject to certain exceptions, the Loan Parties’ ability to incur additional indebtedness, pay dividends or make other distributions, redeem or purchase capital stock, make investments and loans and enter into certain transactions, including selling assets, engaging in mergers or acquisitions and entering into transactions with affiliates.

The Credit Agreement requires that the Loan Parties comply with certain financial performance covenants including with respect to total leverage, senior leverage, fixed charges and tangible net worth.

Mandatory prepayments are required upon the occurrence of certain events, including, among other things and subject to certain exceptions, equity issuances, a change of control of the Company or any Loan Party, certain debt issuances, assets sales and excess cash flow. Commencing with the fiscal year ending December 31, 2017, Borrower will be required to remit to the Lenders an amount equal to 50% of the excess cash flow (as defined in the Credit Agreement) of the Loan Parties, which percentage will be reduced based on the Senior Leverage Ratio (as defined therein). The Borrower may voluntarily prepay the loans at any time subject to the limitations set forth in the Credit Agreement.

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The equity interests of the Loan Parties (other than Limbach Holdings) have been pledged as security for the obligations under the Credit Agreement. The Credit Agreement includes customary events of default, including, among other items, payment defaults, cross-defaults to other indebtedness, a change of control default (including with respect to the Company) and events of default with respect to certain material agreements. Additionally, with respect to the Company, an event of default occurs if the Company fails to apply for listing on the NASDAQ Capital Market within a specified period, or if the Company’s securities cease to registered with the SEC pursuant to Section 12(b) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). In case of an event of default, the administrative agent would be entitled to, among other things, accelerate payment of amounts due under the Credit Agreement, foreclose on the equity of the Loan Parties, and exercise all rights of a secured creditor on behalf of the lenders.

Mezzanine Credit Facility

Also on July 20, 2016, the Loan Parties entered into a Loan Agreement with Alcentra Capital Corporation, as agent and as a lender, and the other lenders from time to time party thereto, providing for a $13.0 million term loan, evidenced by an unsecured note subordinate to the Credit Agreement (the “Subordinated Loan Agreement”).

The loan will mature on July 20, 2022, and will bear interest at a rate of 16.00%, of which 13.00% is cash interest and 3.00% is payment-in-kind interest (“PIK”). Upon a Conversion Event (defined as a prepayment of more than 75% of the original principal of the loans, an acceleration, a Change of Control (as defined therein) or maturity), the Lenders may elect to receive, in satisfaction of all or a portion of the outstanding principal of the Loans which constitutes the PIK portion of the loan, the number of shares of Limbach Stock equal to the PIK portion of the loan divided by $10.00 per share (the “Conversion Shares”). The Lenders may further elect whether to be paid entirely in Limbach stock or to receive a cash payment equal to the PIK portion of the loan being converted plus shares of Limbach Stock determined by a formula equal to the Conversion Shares minus the Liquidation Shares (defined as the portion of the PIK portion of the loan being converted divided by the five day weighted trading average of a share of Limbach Stock for the five Business Days preceding the trigger date). Upon a Conversion Event, the lenders will have registration rights with respect to such shares, including one demand registration right and usual and customary “piggy-back” registration rights, pursuant to a registration rights agreement (the “Alcentra Registration Rights Agreement”).

Mandatory prepayments are required upon the occurrence of certain events, including, among other things and subject to certain exceptions, equity issuances, a change of control of the Company or any Loan Party, certain debt issuances and asset sales. Borrower may voluntarily prepay the loan at any time subject to a prepayment fee. If prepayment occurs prior to July 20, 2017, the prepayment fee will be 3.00% of the principal amount of the loan being prepaid plus all interest that would be due on the loan if the same had remained outstanding until July 20, 2017. After July 20, 2017 and prior to July 20, 2018, the prepayment fee is 3.00% of the principal amount of the loan being paid. After July 20, 2018, there is no prepayment fee.

The foregoing summary is qualified in its entirety by reference to the Credit Agreement, the Subordinated Loan Agreement and the Alcentra Registration Rights Agreement, each dated July 20, 2016, and attached hereto as Exhibits 10.3, 10.6, and 10.8, respectively and each incorporated herein by reference.

Item 3.02 Unregistered Sale of Securities.

Reference is made to the disclosure set forth in Items 1.01 and 3.02 of the Company’s Current Report on Form 8-K filed on March 29, 2016, and Items 1.01, 2.01 and 5.03 of this Current Report on Form 8-K, all of which is incorporated herein by reference. The shares of Preferred Stock that were issued in connection with the Merger Agreement were not registered under the Securities Act in reliance upon the registration requirements as provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Item 3.03 Material Modification to Rights of Security Holders.

On July 20, 2016, the Company filed a Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. The material terms of the Second Amended and Restated Certificate of Incorporation and the general effect upon the rights of holders of the Company’s capital stock are included in the Prospectus under the section entitled “Proposals No. 2A – 2J — The Certificate Proposals” beginning on page 98, which is incorporated herein by reference. A copy of the Second Amended and Restated Certificate of Incorporation is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

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Item 5.01 Changes in Control of Registrant.

Reference is made to the disclosure provided under Items 1.01 and 2.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Reference is made to the disclosure set forth in Item 2.01 under the subheading “Directors and Executive Officers,” which is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 20, 2016, the Company filed a Certificate of Designation with the Secretary of State of the State of Delaware to authorize the designation and issuance of 400,000 shares of Preferred Stock at $25 per share (the “Certificate of Designation”). The Certificate of Designation became effective that same day. The rights, preferences and privileges of the Preferred Stock are as follows:

Ranking. The Preferred Stock ranks senior to all classes and series of the Company’s outstanding capital stock.

Future Issuances. The Company may not issue any other shares of capital stock that rank senior or pari passu to the Preferred Stock while the Preferred Stock is outstanding, unless 30% of the proceeds from such issuance are used to redeem Preferred Stock.

Dividends. The holders of Preferred Stock will, in priority to any other class or series of capital stock, be entitled to receive, as and when declared by the Board, fixed, cumulative, preferential dividends at a rate of: (i) 8% per annum in years one through three from issuance, (ii) 10% per annum in years four through five from issuance, and (iii) 12% per annum thereafter, payable in equal quarterly installments. Dividends on outstanding Preferred Stock will accrue from day to day from the date of issuance of the Preferred Stock. No dividends may be made in excess of the accrued and unpaid preferred yield in respect of such Preferred Stock.

Restrictions on Payments. For so long as the Preferred Stock are outstanding, the Company will not repurchase, redeem or retire any shares of its capital stock other than the Preferred Stock. The Company will have no restriction on payments made in regards to its outstanding debt securities or repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Company or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof.

Liquidation. In the event of the liquidation, dissolution or winding-up of the Company, the holders of Preferred Stock will be entitled to receive $25.00 per share of Preferred Stock, plus accrued but unpaid dividends thereon, whether declared or not, before any amount will be paid or any assets distributed to holders of shares of the Company ranking junior as to the return of capital to the Preferred Stock. After payment to the holders of Preferred Stock of the amounts so payable to them, such holders will not be entitled to share in any further payment in respect of the distribution of the assets of the Company.

Mandatory Redemption. The Company will redeem all outstanding Preferred Stock on the six year anniversary from the date of issuance for the price of $25.00 per share of Preferred Stock (as may be adjusted for any stock splits, reverse stock splits or similar transactions), plus accrued but unpaid dividends thereon, whether or not declared, up to and including the date specified for redemption.

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Voting. The holders of Preferred Stock will not be entitled to receive notice of, or to attend, any meeting of shareholders of the Company and will not be entitled to vote at any such meeting.

Conversion. Each share of Preferred Stock may be converted (at the holder’s election) into 2.00 shares of common stock (as may be adjusted for any stock splits, reverse stock splits or similar transactions), representing a conversion price of $12.50 per share of common stock; provided, that such conversion is in compliance with the Company’s listing requirements with NASDAQ, if its shares are listed at such time.

Anti-Dilution. The number of shares of Common Stock into which the Preferred Stock will be convertible will be subject to corporate structural anti-dilution (and not price protection anti-dilution) adjustments, including adjustments in the event of certain stock dividends, subdivisions and consolidations, rights offerings, special distributions, capital reorganizations and reclassifications of shares of Common Stock by the Company; provided, however, there will not be any adjustment in connection with (i) securities issuable upon conversion of any of the Preferred Stock, or as a dividend or distribution on the Preferred Stock; (ii) securities issued upon the conversion of any debenture, warrant, option, or other convertible security outstanding as of the Closing Date; (iii) shares of the Common Stock issued to EarlyBirdCapital, Inc. pursuant to that certain Letter Agreement, dated as of March 22, 2016, between 1347 Capital and EarlyBirdCapital, Inc.; (iv) shares of common stock (or options to purchase such shares of the common stock) issued or issuable to employees, directors or consultants of the Company pursuant to any equity incentive plan approved by the Board; (v) shares of common stock issued or issuable to banks, equipment lessors pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board; and (vi) shares of common stock issued or issuable for consideration other than cash pursuant to a business combination, strategic partnership or joint venture transaction approved by the Board.

Registration Rights. The Preferred Stock and the shares of common stock that may be issued upon conversion of the Preferred Stock are covered by the Registration Rights Agreement and will be included in any registration statement filed by the Company pursuant thereto.

The foregoing summary of the terms of the Preferred Stock is not intended to be complete and is qualified in its entirety by reference to the text of the Certificate of Designation, which is filed as Exhibit 3.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.06 Change in Shell Company Status.

As a result of the Business Combination, which fulfilled the definition of an initial business combination as required by 1347 Capital’s amended and restated certificate of incorporation, the Company ceased to be a shell company as of the Closing Date. The material terms of the Business Combination are described in the Prospectus in the sections entitled “The Business Combination” beginning on page 62 and “The Merger Agreement” beginning on page 80, both of which we incorporate herein by reference.

Item 9.01 Financial Statements and Exhibits.

The audited financial statements of 1347 Capital as of December 31, 2015 and 2014 included in the Prospectus on pages F-14 through F-26 are incorporated herein by reference. The unaudited financial statements of 1347 Capital (now Limbach) as of June 30, 2016 and 2015 included in the 2Q Form 10-Q are incorporated herein by reference.

The audited financial statements of Limbach Holdings as of December 31, 2015 and 2014 included in the Prospectus on pages F-27 through F-48 are incorporated herein by reference. The unaudited condensed consolidated financial statements of Limbach Holdings as of June 30, 2016 and December 31, 2015 and for the three and six months ended June 30, 2016 and 2015 included as Exhibit 99.1 hereto are incorporated herein by reference.

The unaudited pro forma condensed combined financial statements of the Company included as Exhibit 99.2 hereto are incorporated herein by reference.

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(d) Exhibits

The Exhibit Index included following the signature page is incorporated herein by reference.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIMBACH HOLDINGS, INC.

	By:	/s/ John T. Jordan, Jr.
Name: John T. Jordan, Jr.
Title: Chief Financial Officer

Dated: August 15, 2016

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EXHIBIT INDEX

Exhibit No.	Description
2.1*	Agreement and Plan of Merger, dated March 23, 2016, by and among Limbach Holdings LLC, 1347 Capital Corp., FdG HVAC LLC, as amended by and FdG HVAC LLC. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K (File No. 1-36541), filed with the SEC on March 29, 2016).
2.2*	Amendment No. 1 to Agreement and Plan of Merger, dated July 11, 2016, by and among 1347 Capital Corp., Limbach Holdings LLC (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K (File No. 1-36541), filed with the SEC on July 13, 2016).
2.3*	Amendment No. 2 to Agreement and Plan of Merger, dated July 11, 2016, by and among 1347 Capital Corp., Limbach Holdings LLC and FdG HVAC LLC (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K (File No. 1-36541), filed with the SEC on July 18, 2016).
3.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-36541) filed with the SEC on July 26, 2016).
3.2	Certificate of Designation of Class A Preferred Stock (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 001-36541) filed with the SEC on July 26, 2016).
3.3	Bylaws (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-1 (file No. 333-195695), filed with the SEC on June 30, 2014).
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 to Amendment No. 2 to the Company’s Registration Statement on Form S-1 (File No. 333-195695), filed with the SEC on June 27, 2014).
4.2	Warrant Agreement, dated as of July 15, 2014, by and between Continental Stock Transfer & Trust Company and 1347 Capital Corp. (incorporated by reference to Exhibit 4.1 to 1347 Capital Corp’s Current Report on Form 8-K (File No. 1-36541), filed with the SEC on July 21, 2014).
4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.4 to Amendment No. 2 to the Company’s Registration Statement on Form S-1 (File No. 333-195695), filed with the SEC on June 27, 2014).
10.1	Amended and Restated Registration Rights Agreement, dated as of July 20, 2016, by and among the Company and the parties named on the signature pages thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-36541) filed with the SEC on July 26, 2016).
10.2	Employment Agreement, dated as of March 23, 2016, by and between 1347 Capital Corp. and Charles A. Bacon, III (incorporated by reference to Exhibit 10.2 to 1347 Capital Corp.’s Current Report on Form 8-K (File No. 1-36541), filed with the SEC on March 29, 2016).
10.3	Credit Agreement, dated as of July 20, 2016, by and among Limbach Facility Services LLC, the Company, the guarantors from time to time party thereto, the lenders from time to time party thereto, Fifth Third Bank, The PrivateBank and Trust Company and Wheaton Bank & Trust Company, a subsidiary of Wintrust Financial Corp. (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 001-36541) filed with the SEC on July 26, 2016).
10.4	Security Agreement, dated as of July 20, 2016, by and among Limbach Facility Services LLC, the Company, the other debtors party thereto and Fifth Third Bank (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K (File No. 001-36541) filed with the SEC on July 26, 2016).
10.5	Copyright Collateral Agreement, dated as of July 20, 2016, by and between the Company and Fifth Third Bank (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K (File No. 001-36541) filed with the SEC on July 26, 2016).
10.6	Loan Agreement, dated as of July 20, 2016, by and among Limbach Facility Services LLC, the Company, the guarantors from time to time party thereto, the lenders from time to time party thereto and Alcentra Capital Corporation (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K (File No. 001-36541) filed with the SEC on July 26, 2016).
10.7	Subordination and Intercreditor Agreement, dated as of July 20, 2016, by and between Fifth Third Bank and Alcentra Capital Corporation (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K (File No. 001-36541) filed with the SEC on July 26, 2016).
10.8	Registration Rights Agreement, dated as of July 20, 2016, by and between the Company and Alcentra Capital Corporation (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K (File No. 001-36541) filed with the SEC on July 26, 2016).

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10.9	Note issued by Limbach Facility Services LLC to Alcentra Capital Corporation, dated July 20, 2016 (incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K (File No. 001-36541) filed with the SEC on July 26, 2016).
10.10	Stockholder Lockup Agreement, dated as of July 20, 2016, by and between the Company and Charles A. Bacon, III (incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K (File No. 001-36541) filed with the SEC on July 26, 2016).
10.11	Stockholder Lockup Agreement, dated as of July 20, 2016, by and between the Company and FdG HVAC LLC (incorporated by reference to Exhibit 10.11 to the Company’s Current Report on Form 8-K (File No. 001-36541) filed with the SEC on July 26, 2016).
10.12	Non-Employee Director Compensation Policy (incorporated by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K (File No. 001-36541) filed with the SEC on July 26, 2016).
21.1	List of Subsidiaries (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 001-36541) filed with the SEC on July 26, 2016).
99.1	Unaudited Financial Statements of Limbach Holdings LLC for the six months ended June 30, 2016
99.2	Unaudited Condensed Combined Pro Forma Financial Information.

*	The exhibits to these Exhibits have been omitted pursuant to Regulation S-K Item 601(b)(2). The Company agrees to furnish supplementally copies of such omitted exhibits to the SEC upon request.

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